SECURITIES AND EXCHANGE COMMISSION



                              Washington, D.C.  20549



                                       FORM 8-K


                                    CURRENT REPORT



                      Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



                                   June 14, 1999




                                    Mallinckrodt Inc.
                (Exact name of registrant as specified in its charter)




             New York                1-483            36-1263901
   (State or other jurisdiction   (Commission       (I.R.S. Employer
         of incorporation)        File Number)     Identification No.)



  675 McDonnell Boulevard, St. Louis, MO                      63134
 (Address of principal executive offices)                  (ZIP Code)


 Registrant's telephone number,                         (314) 654-2000
     including area code

Item 5. Other Events

A press release was issued June 14, 1999. The relevant portion of the text of that release was as follows:
(*) Indicates registered trademark

MALLINCKRODT PLANS VIGOROUS PURSUIT OF PATIENT WARMING BUSINESS
FOLLOWING VICTORY IN PATENT LITIGATION APPEAL

ST. LOUIS, Missouri, June 14, 1999 - Mallinckrodt Inc. (NYSE:MKG) said today that it will launch a new sales and marketing program to significantly expand its WarmTouch(*) patient warming business in the United States following a ruling in Mallinckrodt's favor last week by a Federal Circuit Court of Appeals. The appeals court decision overturns a 1997 federal district court ruling in a patent infringement case that was filed against Mallinckrodt approximately five years ago.

     "Now that the court has ruled that we did not infringe the patents of Augustine Medical, we will pursue our warming blanket business even more vigorously than in the past," said John Q.
Hesemann, president of Mallinckrodt's Respiratory Group.

     "This is not only a major win for Mallinckrodt, it is a win for patients who benefit from warming therapy during and after surgery," Hesemann added. "That's why we have persisted through the appeals process and were encouraged when the federal appeals court stayed an injunction in 1997, making it possible for us to continue selling our blankets until the case could be resolved."

     Earlier this year, a District Court in the Netherlands ruled in Mallinckrodt's favor in a patent infringement case Augustine had filed in Europe.

     Mallinckrodt's WarmTouch blankets connect to blowers that fill the blankets with warm air. This creates a warming system that helps control patient body temperatures. Medical research has demonstrated patient benefits from such warming, including improved post-surgical recovery time.

     Mallinckrodt introduced its line of patient warming blankets in the early nineties. The company is a market leader in temperature management products in addition to other critical care products, including endotracheal and tracheostomy tubes and other airway management systems.

     Based in St. Louis, Missouri, Mallinckrodt Inc. has three
healthcare product groups   Imaging, Pharmaceutical and Respiratory.
The company operates in more than 100 countries and had fiscal 1998 net sales of $2.4 billion. The Mallinckrodt web site address is www.mallinckrodt.com.
                                  # # #
Mallinckrodt Inc.

/s/Roger A. Keller
------------------
ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE: June 17, 1999